UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 2, 2011

CANNABIS MEDICAL SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-1321002	20-8484256
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 PGA Blvd. Suite 900, Palm Beach Gardens,Fl. 33410

(Address of principal executive offices, including zip code)

(305) 396-9097

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

     .     Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Effective May 2, 2011, Cannabis Medical Solutions Inc. issued a press release announcing changes in management and its board of directors. Cannabis Medical Solutions expects to continue to expand its Board of Directors over the next several months enhancing the Board’s capacity to provide strategic counsel, identify future management talent and assist the executive team in achieving the company’s operational and financial objectives. The Company will be aggressively advancing plans to expand our merchant services and the MediPayment patient card into the marketplace .

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January May 2, 2011 the Board accepted the resignation of Cherish Adams as President, Director and Secretary.

Appointment of B. Michael Friedman., as  Chief Executive Officer  and Director of Cannabis Medical Solutions Inc.

On May 2, 2011, Cannabis Medical Solutions Inc. (the “Company”) announced the appointment of B. Michael Friedman, as the Chief Executive Officer and Director of the Company, effective immediately.

Appointment of Erick Rodriguez., as  President  and Director of Cannabis Medical Solutions Inc.

On May 2, 2011, Cannabis Medical Solutions Inc. (the “Company”) announced the appointment of Erick Rodriguez, as the President of the Company, effective immediately.  Mr. Rodriguez will report to Mr. B. Michael Friedman, who continues to serve as the Chief Executive Officer of the Company following the appointment.

Appointment of Barry Hollander., as  Chief  Financial Officer  and Director of Cannabis Medical Solutions Inc.

On May 2, 2011, Cannabis Medical Solutions Inc. (the “Company”) announced the appointment of Barry Hollander, as the Chief Financial Officer of the Company, effective immediately.  Mr. Hollander will report to Mr. B. Michael Friedman, who continues to serve as the Chief Executive Officer of the Company following the appointment.

With these changes, our management team and Board are as follows:

Name	Age	Principal Positions With Us
B. Michael Friedman	45	Chief Executive Officer
Erick Rodriguez	42	President and Director
Barry Hollander	54	Chief financial Officer

B. Michael Friedman-CEO brings to Cannabis Medical Solutions a 20+ Year Chronicle of Success Driving Benchmark-Setting Growth and Expansion for Globally Focused Fortune 100, Turnaround, and Start-Up Companies. He has proven himself as a Results-proven, growth oriented, globally focused leader with respected success in multiple industries and markets. Mr. Friedman has a proven track record in delivering exceptionally high shareholder returns and profitability, driving vision, and achieving critical strategic goals. He has been a valued contributor to key strategic acquisitions and highly successful joint ventures. Mr. Friedman has been profiled on two occasions in Florida Business Journal as leading entrepreneur and CEO in business start-ups, was a Featured Speaker at Nasdaq Stock Exchange and a guest speaker on nationally syndicated financial radio programs. Mr. Friedman brings investment banking experience and knowledge of the public markets as a past employee of Bear Sterns, and has achieved a business degree from a Florida state university.

Erick  Rodriguez, President and Secretary brings over 20 years experience in sales and marketing and brings a breadth of consumer-direct and B2B sales knowledge and success to CMSI.  Over the last 15 years , Erick has been on the forefront of several leading technologies including  Health Care, Loyalty Platforms, Online Travel and e-Commerce.  Erick received his degree in Business Administration from the University of San Diego.

Most recently, Erick has been directing the sales and strategy for Fusion Care Systems, a health care technology company focusing on delivering solutions for Aging in Place and Disease Management.  Prior to helping found Fusion Care Systems, Erick was Vice President of Sales for FideliSoft.  While at FideliSoft, Erick was instrumental in securing the company’s largest loyalty client, Harrah’s Entertainment.  Prior to joining FideliSoft, Erick was involved in running several online travel companies including LasVegas.com and Key2Travel.  Erick was also instrumental in developing Travelscape which sold to Expedia and later became the core hotel product in Expedia’s market leading hotel merchant program.  Travelscape sold to Expedia in 2000 for $100 million.  Erick also held management roles with Sprint and Sabre, both fortune 500 companies.

Barry Hollander-CFO  has been the Chief financial officer of TECHS LOANSTAR, INC. ( a publicly traded company) since February 2010 and for its predecessor ZenZuu USA, Inc. since its inception in June 2009.  Mr. Hollander has been the Chief Financial officer of ZZPartners, Inc from its inception (April 2008) through its merger with ZZUSA. Mr.  Hollander has been the Acting Chief Executive Officer of FastFunds Financial Corporation, a publicly traded company since January 2007.  Prior to becoming the Acting CEO of FastFunds, Mr. Hollander had been a financial consultant to FastFunds.  Mr. Hollander has been the chief financial officer of China Nuvo Solar Energy, Inc. a publicly traded company since May 2002.   Mr. Hollander has a BS degree from Fairleigh Dickinson University and passed the uniform certified public accountant exam.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANNABIS MEDICAL SOLUTIONS, INC.

By:	/s/ B. Michael Friedman
Name:	B. Michael Friedman
Title:	Chief Executive Officer

Dated:	5/2/2011

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